Exhibit 1.26

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

NOTICE TO U.S. INVESTORS THIS TRANSACTION (AS DEFINED BELOW) IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE BELOW DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT  THE ISSUER  MAY PURCHASE SECURITIES OTHERWISE  THAN  IN  THE CONTEXT  OF  THE  TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

COMUNICATO STAMPA / PRESS RELEASE

Milano, 21 giugno 2020-Si riporta di seguito il comunicato stampa diffuso da Lagfin S.C.A., succursale di Sesto San Giovanni, in data 21 giugno 2020.

Milan, 21st June 2020-The press release disseminated by Lagfin S.C.A., Sesto  San Giovanni Branch on 21st June 2020, is provided below.

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PER ULTERIORI INFORMAZIONI / FOR FURTHER INFORMATION
Investor Relations
Email: investor.relations@campari.com
Tel. +39 02 6225 330

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN THE UNITED STATES OF AMERICA, CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW.

THIS ANNOUNCEMENT IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES IN ANY JURISDICTION.

Lagfin S.C.A.

LAGFIN ANNOUNCES THE PURCHASE OF 30 MILLION CAMPARI WITHDRAWN SHARES IN THE INITIAL OFFER TO THE NON- WITHDRAWING SHAREHOLDERS

Luxembourg/Sesto San Giovanni 21st June 2020 – Further to yesterday’s press release, Lagfin S.C.A., Sesto San Giovanni Branch (Lagfin), the majority shareholder of Davide Campari-Milano S.p.A. (Campari or Issuer) announces that it has exercised its option and pre-emptive rights so as to purchase no. 30 million Campari withdrawn shares in the framework of the Initial Offer (as defined in Campari’s press release of 21st May 2020).

Considering that the number of withdrawn shares was originally equal to ca. 46 million and that shareholders representing more than 8.2 million shares have expressed their decision to revoke their withdrawals, the number of withdrawn shares to be possibly liquidated by the Issuer is expected to be ca. 8 million (or lower in case additional withdrawn shares are purchased in the context of the Initial Offer).

Based on the difference between the withdrawal price and the market price as of the last trading day (Friday, 19 June 2020) - Euro 8.376 and Euro 7.712, respectively -, the cost associated to the liquidation by the Issuer of no. 8 million withdrawn shares (i.e. ca. Euro 5.3 million at the market conditions of last trading day) is expected to be significantly lower than the cost deemed tolerable as per Campari board’s recommendations of 19th March 2020 and 21st May 2020 (ca. Euro 7/8 million).

In light of the fact that the condition relating to the withdrawals is expected to be met and all other conditions of Redomiciliation can be reasonably assumed to have been satisfied, Lagfin expects that the Redomiciliation of Campari to The Netherlands can therefore be completed.

Lagfin confirms its strong long-term commitment to Campari and informs that - in addition to the no. 30 million withdrawn shares to be purchased in the framework of the Initial Offer - it will also purchase additional no. 1.7 million shares at the price of Euro 8 per share from certain shareholders that have revoked their withdrawals (such shares to be purchased on the basis of a bilateral agreement and outside the transaction launched by Lagfin on 17th June 2020).

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IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

NOT FOR DISTRIBUTION FROM, WITHIN, IN OR INTO THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS (INCLUDING PUERTO RICO, THE U.S. VIRGIN ISLANDS, GUAM, AMERICAN SAMOA, WAKE ISLAND AND THE NORTHERN MARIANA ISLANDS) OR ANY STATE OF THE UNITED STATES OR THE DISTRICT OF COLUMBIA.

THE TRANSACTION IS OPEN EXCLUSIVELY TO A LIMITED NUMBER OF PRE-SELECTED PROFESSIONAL AND QUALIFIED WITHDRAWING SHAREHOLDERS OF CAMPARI; INTENTIONS AND OFFERS TO SELL RECEIVED BY OTHER WITHDRAWING SHAREHOLDERS WILL NOT BE CONSIDERED AND WILL HAVE NO EFFECT. LAGFIN WILL NOT CONSIDER INTENTIONS OR OFFERS TO SELL SHARES FROM ANY SHAREHOLDERS OTHER THAN THE PRE-SELECTED PROFESSIONAL AND QUALIFIED WITHDRAWING SHAREHOLDERS AND RESERVES THE RIGHT TO REFUSE THE PURCHASE SHARES FROM ANY SHAREHOLDERS AT ITS DISCRETION UNTIL A COMPLETE TRADE ORDER IS COMPLETED. LAGFIN SHALL NOT HAVE, AND EXPRESSLY REPUDIATES, ANY OBLIGATION TO PURCHASE SHARES FROM ANY WITHDRAWING SHAREHOLDERS. THE PROPOSED TRANSACTION SHALL BE GOVERNED BY ITALIAN LAW.

This press release is for informational purposes only and is not intended to constitute and does not constitute an offer or an invitation to exchange, sell or a solicitation of an offer of subscription or purchase, or an invitation to exchange, purchase or subscribe for any financial instrument or any part of the business or assets described herein, any other participation or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN THE UNITED STATES OF AMERICA, CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW.

THIS ANNOUNCEMENT IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES IN ANY JURISDICTION.

will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of the applicable law. This press release must not be interpreted in any way as a recommendation to anyone who reads it. No offer of financial instruments will be made. This press release is not a prospectus or information document on a financial product or other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council dated 14 June 2017.

This press release does not constitute an offer to the public in Italy, within the meaning set forth in Section 1, letter (v) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this documentation in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must become informed and comply with such restrictions.

The Transaction and any related offers to purchase or purchases of Shares are not being made, and will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of or of any facilities of a national securities exchange of, the United States or to U.S. persons (as defined in Regulation S under the Securities Act) (“U.S. persons”). This includes, but is not limited to, facsimile transmission, electronic mail, telephone and the internet. The Shares may not be tendered pursuant to the Transaction and the terms thereof may not be accepted by any such use, means, instrumentality or facility from or within the United States or by U.S. persons or persons located or resident in the United States. Accordingly, copies of this press release and any other documents or materials relating to the Transaction are not being, and must not be, directly or indirectly mailed or otherwise transmitted, distributed or forwarded (including, without limitation, by custodians, nominees or trustees) from, within, into or to U.S. persons or any persons located or resident in the United States. Any purported tender of Shares in the Transaction or other purported acceptance of the terms thereof resulting directly or indirectly from a violation of these restrictions will be invalid and any purported tender of Shares in the Transaction or other purported acceptance of the terms thereof made by a U.S. person or a person located in the United States or any agent, fiduciary or other intermediary acting on a non-discretionary basis for a principal giving instructions from the United States will be invalid and will not be accepted. The distribution of this press release and any other documents related to the Transaction in certain jurisdictions may be restricted by law. Persons into whose possession such documents may come are required to inform themselves about, and to observe, any such restrictions.

Each person participating in the Transaction will be required to represent that it or any beneficial owner of Shares or any person on whose behalf such person is acting is not a U.S. person or a resident and/or located in the United States and will not be resident and/or located in the United States at the time of the tender of its Shares pursuant to the Transaction or other form of acceptance of the terms of the Transaction. For the purposes of this and the above paragraph, “United States” means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia.

This announcement, and any investment activity to which it relates, is available only to (i) persons who are outside the United Kingdom, (ii) investment professionals falling within article 19(5) of the financial services and markets act 2000 (financial promotion) order 2005 (the “Order”), (iii) high net worth companies falling within article 49(2)(a) to (d) of the Order, (iv) persons within the scope of article 43 of the Order, or (v) any other persons to whom it may otherwise lawfully be made under the Order (all such persons together being referred to as “Relevant Persons”). This announcement may not be acted or relied on in the United Kingdom by anyone who is not a Relevant Person.